Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Ceasing Phthalic Anhydride Operations at Stickney Facility

Consistent with Strategy to Optimize Business Portfolio and Enhance Free Cash Flow

PITTSBURGH, December 5, 2024 – Koppers Inc., a wholly-owned subsidiary of Koppers Holdings Inc. (NYSE: KOP), today announced that the company will discontinue phthalic anhydride production at its facility in Stickney, Illinois, in 2025.

The decision, affecting approximately 25 employees, was driven by significant near-term capital spending requirements that could not be economically justified by end-market projections. An ancillary benefit is an improvement in the site’s environmental footprint as annual emissions of certain regulated air contaminants are expected to be reduced by 50 to 70 percent.

Koppers has targeted mid-2025 for the shutdown and expects to ramp down production of phthalic anhydride over the next six months as the company builds inventory to supply existing contracts through 2025, as necessary. The closure of the phthalic anhydride plant will not impact Stickney’s coal tar distillation operations, which manufacture products including creosote, carbon pitch and pavement sealer base.

The phthalic anhydride plant at Stickney was constructed to consume naphthalene, a byproduct of the coal tar distillation process, as a feedstock to produce the chemical intermediate used to manufacture plasticizers, polyester resins, and alkyd paints. As availability of coal tar has declined, phthalic anhydride has become less profitable as lower naphthalene production resulted in a need to supplement production with a greater proportion of higher-cost third-party feedstock.

This action is expected to result in pre-tax charges to earnings of $51 million to $55 million through the end of 2026. Approximately $28 million constitutes non-cash charges anticipated to be recorded in 2024 and 2025 with approximately $23 million to $27 million over the next two years going toward cash expenditures, primarily for plant cleaning, waste disposal, and demolition costs. Ongoing operational and capital expenditure savings have been incorporated into the company’s current 2025 goals of $300 million of adjusted EBITDA and $65 million to $75 million of capital expenditures.

Koppers CEO Leroy Ball said, “The decision to close the phthalic anhydride plant demonstrates our ongoing willingness to critically assess our portfolio and pivot from underperforming businesses when it is clear that improvement is not on the horizon. By focusing on our core strengths, we can continue to enhance our competitive position in healthier markets to drive better long-term returns. Ceasing operations at any plant is never easy, however, this will improve the performance, efficiency, and emissions profile at Stickney. I want to thank our dedicated employees who have worked hard over the years to serve our customers with quality products. I am mindful of the impact this decision has on them and am committed to ensuring that they are supported through this transition.”

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About Koppers

Koppers (NYSE: KOP) is an integrated global provider of essential treated wood products, wood preservation technologies and carbon compounds. Our team of 2,200 employees create, protect and preserve key elements of our global infrastructure – including railroad crossties, utility poles, outdoor wooden structures, and production feedstocks for steel, aluminum and construction materials, among others – applying decades of industry-leading expertise while constantly innovating to anticipate the needs of tomorrow. Together we are providing safe and sustainable solutions to enable rail transportation, keep power flowing, and create spaces of enjoyment for people everywhere. Protecting What Matters, Preserving The Future. Learn more at Koppers.com.

Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties.

All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, cost reduction efforts, the amount and timing of the charge to earnings Koppers expects to record, including the estimates of the total costs expected for each major type of cost and the expected cash outlays, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; unexpected business disruptions; potential delays in timing or changes to expected benefits from cost reduction efforts; finalization of employee retention and severance arrangements; finalization of the accounting impact of the closure; higher than expected demolition, site clearing, environmental remediation or asset retirement costs; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; capital market conditions, including interest rates, borrowing costs and foreign currency rate fluctuations; availability and fluctuations in the prices of key raw materials; disruptions and inefficiencies in the supply chain; economic, political and environmental conditions in international markets; changes in laws; the impact of environmental laws and regulations; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.